UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 7, 2007

Date of report (Date of earliest event reported)

ConAgra Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7275	47-0248710
(Commission File Number)	(IRS Employer Identification No.)

One ConAgra Drive
Omaha, NE	68102
(Address of Principal Executive Offices)	(Zip Code)

(402) 595-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 7, 2007, the Human Resources Committee of the Board of Directors of ConAgra Foods, Inc. (the “Company”) approved a salary increase to $525,000 for Mr. Andre Hawaux, Executive Vice President and Chief Financial Officer. The increase reflects Mr. Hawaux’s individual performance as well as an increase in his responsibilities (as described under Item 7.01 below).

Item 7.01. Regulation FD Disclosure.

Mr. King Pouw, Executive Vice President, Operations and Business Transformation, will leave the Company before the end of the calendar year. Mr. Pouw has informed the Company of his desire to resign in order to complete his professional career with a prior employer. Mr. Pouw’s responsibilities will be divided between Mr. Hawaux and Mr. Greg Smith, currently Senior Vice President, Supply Chain. In connection with Mr. Pouw’s departure, Mr. Hawaux will assume oversight responsibility of the Company’s information technology function and Mr. Smith will assume leadership of the Product Supply organization. Mr. Smith has more than 20 years of experience in manufacturing and operations positions with consumer products companies in the food industry. He has been with the Company since 2001, all in positions of increasing responsibility, including serving as President of the Company’s Grocery Products operating group and Senior Vice President, Supply Chain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: December 11, 2007	By: /s/ Colleen Batcheler
Name: Colleen Batcheler
Title: Vice President, Chief Securities Counsel and Corporate Secretary